ASSET PURCHASE AGREEMENT



     AGREEMENT dated as of January 31, 1997 between CUISINE DE FRANCE LIMITED, a Delaware corporation ("Seller"), and Sabatier USA, LLC, a Connecticut Limited Liability Company ("Purchaser") and, as guarantors, ROBERT CANDLER and ROBERT P. WOLFF.
                              W I T N E S S E T H:

     WHEREAS, Purchaser desires to acquire, and Seller wishes to sell and transfer to Purchaser, certain of the assets and properties of Seller, subject to the assumption by Purchaser of certain liabilities, all upon the terms and conditions hereinafter set forth; and

     WHEREAS, Messrs. Candler and Wolff own Purchaser; and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:


     SECTION 1. Assets to be Sold and Purchased.

     A. Subject to the terms and conditions hereof Seller agrees to sell, transfer, convey, grant, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and receive from Seller all of the following assets of Seller (such assets being sometimes collectively referred to herein as the "Purchased Assets"):

     (a)Inventory. All inventories of Seller, described on Schedule 1(a) hereto (the "Purchased Inventory").

     (b) Contracts. All of Seller's rights in, to and under all of the contracts and agreements of Seller described in Schedule 1(b) hereto (the "Purchased Contracts").

     (c)Rights to Tooling. All of the Seller's rights, if any, with respect to tooling paid for or partially paid for by Seller and held by suppliers, as set forth in Schedule 1(c) hereto (the "Tooling Rights").

     (d) Customer List and Marketing Material. All of Seller's customer lists and all printed marketing material pertaining to the sale of Cuisine de France merchandise; provided, that any reference on such marketing material to Swiss Army Brands, Swiss Army or The Forschner Group shall be deleted and Purchaser agrees to effectuate such deletion.

     (e)Trade Show Booth. CDFL's trade show booth. (The Purchased Inventory and trade show booth shall be sometimes collectively referred to herein as the "Physical Assets".)

     (f)Intellectual Property.

     All of Seller's rights, including trademark rights, in and to the name "Cuisine de France Limited."

     All of  Seller's  rights in and to that  certain  U.S.  letter  patent  no.
363.867 relating to knife sharpeners.

     B. Retained Assets. Any assets of Seller not specifically sold by Seller pursuant to Section 1(a) above shall be retained by Seller, including without limitation, any accounts receivable arising from sales made prior to the Closing.

     SECTION 2. Consideration for the Sale of the Purchased Assets.

     A. Purchase Price. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties contained herein, the purchase price (the "Purchase Price) for the sale, assignment, transfer and delivery of the Purchased Assets by Seller shall be the following:


     (a)$20,000 to be paid at the closing of the sale of the assets set forth in paragraphs 1(b), 1(c) and 1(d) to occur on January 31, 1997 (the "Initial Closing");

     (b) $15,000 for the purchase of the trade show booth to be paid on March 31, 1997 (the "Booth Closing");

     (c)The purchase price for the CDFL Inventory (the "Inventory Purchase Price") shall be the following percentage of the value of such inventory as indicated on the books of CDFL at January 31, 1997 or, in the case of the "Celebration" knife sets, the following prices:

     CUTLERY                                          PERCENTAGE OF BOOK VALUE
     Commercial                                                90%
     Grand Chef                                                70%
     Grand Chef White                                         100%
     Super Sharp                                               50%
     Never Needs Sharpening                                    50%
     Au Carbone                                                90%
     Sabatier Traditional                                      50%
     Precision                                                 50%
     Shears                                                   100%
     Knife Sharpener                                           80%
     Blocks                                                    50%
     Miscellaneous/Aprons                                      70%
     2 piece Celebration set
       4,200 units                                           $12 each
     3 piece Celebration set
       1,000 units                                           $15 each

     PACKAGING
     Commercial                                                90%
     Grand Chef                                                70%
     Super Sharp/NNS                                           50%
     Shears                                                   100%
     Miscellaneous Sleeves                                     50%
     Block Boxes                                               50%

     B. Payment of Purchase Price. $20,000 of the Purchase Price shall be paid at the Initial Closing by certified or bank check or by wire transfer. $15,000 shall be paid at the Booth Closing by certified or bank check or by wire transfer. The Inventory Purchase Price shall be paid by check or by wire transfer as Purchaser purchases the CDFL Inventory through October 31, 1997; provided that at least one-half of the Inventory Purchase Price shall paid by June 30, 1997 and all of the Inventory Purchase Price shall be paid by October 31, 1997. It is anticipated that Purchaser shall purchase the following percent of the Inventory in the following months:

                February                  15%
                March                     10%
                April                      5%
                May                        5%
                June                      15%
                July                      15%
                August                    15%
                September                 10%
                October                   10%

     C. Allocation of Purchase Price. The Purchase Price described in Section 2(a) above will be allocated as set forth in Schedule 2(c) hereto. Purchaser and Seller represent, warrant, and covenant that such allocation was determined through arm's length negotiations and that each will adopt and utilize the amounts allocated to each asset or class of assets described in such schedule for purposes of all federal, state and other Tax returns filed by it and that it will not voluntarily take any position inconsistent therewith upon examination of any such tax return, in any claim, in any litigation or otherwise with respect to such Tax returns. Each party agrees to prepare and timely file Internal Revenue Service Form 8594 (Asset Acquisition Statement) and to cooperate with the other party in the preparation of such form. As used in this Agreement, the term "Tax" or "Taxes" means any federal, state, local, foreign and other income, gross receipt profits, franchise, license, transfer, sales, use, payroll, withholding, employment, occupation, property, social security, intangible, excise or other taxes, fees, duties, assessments, withholdings or governmental charges of any nature (including interest, penalties or additions to such taxes or charges).

     SECTION 3. Liabilities.

     A. Liabilities Assumed by Purchaser. Subject to the terms and conditions herein set forth, at the Closing, Purchaser shall assume and agree to pay, perform or otherwise discharge the liabilities and obligations of Seller (i) incurred on and after the Closing Date as a result of events occurring on or after the Closing Date under the Purchased Contracts and agrees to be bound by the obligations of Seller thereunder; and (ii) the liabilities of Seller under any product warranties relating to products sold by Seller regardless of when sold.

     B. Indemnification. (a)Seller hereby agrees to indemnify and hold harmless Purchaser and its officers, directors and employees and its and their successors and assigns from and against any and all liabilities, obligations, losses, damages, amounts paid in settlement, diminutions in value, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses of whatsoever kind and nature imposed on, incurred by, or asserted against any of them in any way relating to, or arising out of or resulting from (A) the conduct of Seller's business or the ownership, use or operation by Seller of the Purchased Assets at any time prior to the Closing Date, except with respect to liabilities and obligations expressly assumed by Purchaser under this Agreement; (B) any representation or warranty made by Seller in this Agreement or in any other certificate, document or other instrument delivered hereunder or in connection herewith which is incorrect or misleading; or (C) any failure on the part of Seller to carry out and fully perform any covenants or any agreements or other obligations contained herein.

     (b) Purchaser hereby agrees to indemnify and hold harmless Seller and its officers, directors and employees and its and their successors and assigns from and against any and all liabilities, obligations, losses, damages, amounts paid in settlement, diminutions in value, penalties, claims, actions, suits, costs, expenses and disbursements, including reasonable legal fees and expenses, of whatsoever kind and nature, imposed on, incurred by or asserted against any of them in any way relating to, arising out of or resulting from (A) the conduct of Purchaser's business or the ownership, use or operation of the Purchased Assets at any time from and after the Closing Date, and the liabilities and obligations which have been expressly assumed by Purchaser hereunder from and after the Closing Date; (B) any representation or warranty made by Purchaser in this Agreement or in any other certificate, document or other instrument delivered hereunder or in connection herewith which is incorrect or misleading; or (C) any failure on the part of the Purchaser to carry out and fully perform any covenants or any agreements or other obligations contained herein.

     All items covered by subsections (i) and (ii) of this Section 3(b) are referred to herein as "Indemnified Claims".

     (c)An indemnified party hereunder shall promptly notify the indemnifying party in writing of the assertion of any claim asserted against the indemnified party which might give rise to an Indemnified Claim against the indemnifying party stating the nature and basis of such claim and the amount thereof. Except as set forth herein, the indemnified party shall not pay or provide for the payment or settlement or discharge of any such claim, for a period of fifteen days after the date such written notice was given to the indemnifying party, but thereafter may do so together with all costs and expenses incident thereto, unless within such fifteen-day period the indemnifying party shall have provided the indemnified party with notice that the indemnifying party reasonably disputes such claim.

     (d) In the event that any action, suit or proceeding is brought against an indemnified party with respect to which an indemnifying party may have liability under the indemnity agreement contained in this Section 3(b), the action, suit or proceeding shall be defended (including all proceedings on appeal or for review, which counsel for defendant shall deem appropriate) by the indemnifying party by counsel of its choice. The indemnified party shall have the right to be represented by an advisory counsel and accountants, at its own expense, and the indemnified party shall be kept fully informed of such action, suit or proceeding at all stages thereof whether or not the indemnified party is so represented. The indemnifying party shall make available to the indemnified party, its attorneys and accountants all books and records of the indemnifying party relating to such proceedings or litigation and the parties hereto agree to render to each other such assistance as they may reasonably require of each other in order to ensure the proper and adequate defense of any such action, suit or proceeding.

     (e)An indemnifying party shall not make any settlement of any claims which might give rise to an Indemnified Claim under the indemnity agreement contained in this Section 3(b) without the written consent of the indemnified party, provided that such consent shall not be unreasonably withheld.

     (f)The rights of indemnification contained in this Section 3 shall not be deemed to be the exclusive remedy of the parties hereto and such rights shall be in addition to any other rights or remedies which any party hereto may have at law or equity with respect to a default or breach by any other party under this Agreement.


     SECTION 4. Closings.

     A. (a)The Initial Closing will take place at 10:00 A.M. (local time), January 31, 1997, at the offices of Seller, One Research Drive, Shelton, Connecticut.

     (b) The Booth Closing will take place at 10:00 a.m.(local time), March 31, 1997, at the offices of Seller, One Research Drive, Shelton, Connecticut.

     B. At each of the Initial Closing and Booth Closing, Seller shall deliver to Purchaser a bill of sale, endorsements, assignments and such other instruments of transfer and conveyance as shall be effective to vest in Purchaser (A) good and marketable title to the assets to be sold to Purchaser at such closing as provided herein and (B) all of Seller's rights in and under each contract and agreement to be assigned to Purchaser as provided herein.

     C. At each of the Initial Closing and Booth Closing, Purchaser shall:

     (a)  cause the cash  consideration  to be paid to  Seller  as  provided  in
Section 2 of this Agreement; and

     (b) with respect to the Initial Closing, execute and deliver to Seller such instruments of assumption or novation as shall be effective to transfer from Seller at and as of the Closing Date those liabilities and obligations to be assumed by Purchaser hereunder.


     SECTION 5. Royalty Payments.

     A. Purchaser shall pay to Seller an amount equal to 1.5% of any and all net sales ("Sales Royalty") up to net sales of $3,500,000 per annum for all sales from February 1, 1999 through January 31, 2003 and an amount equal to 1% of any and all net sales up to net sales of $3,500,000 from February 1, 2003 through January 31, 2004. For purposes of calculating the Sales Royalty, net sales shall mean the invoiced amount of all products bearing the names Cuisine de France or Sabatier sold by Purchaser or its affiliates less only returns and allowances evidenced by credit memoranda. In determining net sales, no deduction made be made for early payment discounts, bad debts, advertising allowances or special promotions of any kind or for costs incurred in manufacture, sale, advertising or promotion. A sale shall be deemed made when the products are invoiced, shipped or paid for whichever is first to occur.

     B. The Sales Royalty hereunder shall be due and paid semi-annually within sixty days after the last day of July and January and shall be accompanied by a statement certified by a duly authorized officer of Purchaser as accurate, indicating, by month, the number and invoice price of all products shipped during the period and a computation of the amount of Sales Royalty payable hereunder.

     C. Purchaser shall keep, maintain, and preserve in Purchaser's place of business until at least January 31, 2006, complete and accurate records of accounts including without limitation all invoices, foreign exchange information, correspondence, banking and financial and other records pertaining to the various items required to be shown on the reports to be submitted by Purchaser. Seller, or its representatives, shall have the right to examine and make extracts from all such records, including all invoices during business hours. Purchaser agrees not to cause or permit any interference with Seller or its nominees in the performance of their duties of inspection and/or audit.

     If any audit shows that the amount of royalties paid by Purchaser to Seller during the time period covered by the audit is less than the actual royalties that should have been paid by Purchaser by more than ten percent (10%) of the amount actually paid to Seller then the cost of such audit shall be paid for by Purchaser.

     The exercise by Seller in whole or in part, or at any time or times, of the right to inspect or audit records and accounts or of any other right herein granted, or the acceptance by Seller of any report or the receipt or deposit by Seller of any payment from Purchaser shall be without prejudice to any other rights or remedies of Seller and shall not stop or prevent Seller from thereafter disputing the accuracy of any such report or payment.


     SECTION 6. Representations, Warranties and Agreements of Seller.

     Seller hereby represents, warrants and agrees with Purchaser as follows:

     A. Corporate Existence. Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the state of Delaware, with full corporate power and authority to carry on its business as presently conducted by it.

     B. Authority. Seller has full power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized by all necessary and proper corporate action of Seller and is the valid and legally binding obligation of Seller in accordance with its terms.

     C. Consents. Neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, any provision of any order of any court or other agency of government, the articles of incorporation or by-laws of Seller, or any indenture, mortgage, agreement or other instrument to which Seller is a party or by which it or any of its properties is bound or affected or will result in the creation of any lien, charge or encumbrance on any of the Purchased Assets. No governmental authorization, approval, order or consent is required in connection with the execution, delivery and performance of this Agreement by Seller.

     D. Title. Seller has good and marketable title to the Physical Assets, free and clear of all mortgages, liens, pledges, charges, claims, restrictions, defects of title or other encumbrances or rights of others of any kind whatsoever.

     SECTION 7. Limitation.

     No representations or warranties whatsoever, other than the express representations and warranties set forth in this Section 6 is made by Seller, and except to the extent of the foregoing, SELLER HEREBY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED, AS TO THE PURCHASED ASSETS AND SPECIFICALLY DISCLAIMS (A) ANY REPRESENTATIONS OR WARRANTY OF MERCHANTABILITY, USAGE OR FITNESS FOR ANY PARTICULAR PURPOSE AND (B) ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE TRADEMARKS CUISINE DE FRANCE AND SABATIER.

     SECTION 8. Representations and Warranties of Purchaser.

     Purchaser hereby represents and warrants to Seller as follows:

     A. Existence. Purchaser is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Connecticut, with full power to carry out its business as presently being conducted by it.

     B. Authority. Purchaser has full power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized by all necessary and proper action of Purchaser and is the valid and legally binding obligation of Purchaser in accordance with its terms.

     C. Consents. Neither the execution and delivery of this Agreement by Purchaser nor the consummation of the transactions contemplated hereby will violate or conflict with, result in the breach of, accelerate the performance required by, or constitute a default under, any provision of any order of any court or other agency of government, the operating agreement of Purchaser, or any indenture, mortgage, agreement or other instrument to which Purchaser is a party or by which it or any of its properties is bound or affected. No governmental authorization, approval, order or consent is required in connection with the execution, delivery and performance of this Agreement by Purchaser.


     SECTION 9. Sales Taxes.

     Purchaser agrees to pay and be liable for all sales, use or other transfer taxes, if any, payable in connection with the sales, transfer and deliveries to be made pursuant to this Agreement. At the Closing, Purchaser shall pay all such taxes due or to become due or provide Seller with assurances satisfactory to Seller that the same has been provided for and agrees to indemnify and hold harmless Seller against and in respect of any and all claims, liabilities or expenses which may be incurred as a result of the nonpayment of any such sales or use taxes.

     SECTION 10. Guarantee.

     Messrs. Candler and Wolff hereby unconditionally, absolutely and irrevocably guarantee to Seller all of the obligations of Purchaser hereunder. This is a joint and several guarantee and shall remain in full force and effect and be binding upon Messrs. Candler and Wolff; provided, however, that except with respect to the obligation of Seller to pay royalties pursuant to Section 5 hereof and to purchase the Purchased Inventory hereunder, which the guarantee shall continue in full force and effect with respect to, this guarantee shall not apply to liabilities incurred and arising subsequent to three years from the Initial Closing.

     SECTION 11. Name Change.

     Promptly following the Closing Seller shall file with the Secretary of State of Delaware a Certificate of Amendment to Certificate of Incorporation changing its name from Cuisine de France Limited.

     SECTION 12. No Broker.

     Each of Buyer and Seller represent and warrant to the other that no agent or broker or other persons acting pursuant to authority given by either of them is entitled to any commission or finder's fee in connection with the transaction contemplated by this Agreement.


     SECTION 13. Costs Incident to Agreement.

     Each of the parties hereto will pay all the costs incurred by it incident to the preparation, execution and delivery of this Agreement or the performance of its obligations hereunder, including, without limitation, the fees and disbursements of its counsel, accountants and consultants.

     SECTION 14. Retention of Celebration Series Knives.

     Seller may continue to market and sell its present inventory and any present inventory not sold hereunder of "Celebration Series" knives, and any inventory not sold to Purchasers for any reason, under the trademarks presently being utilized in connection with such products.

     SECTION 15. Accounts Receivable.

     Seller hereby agrees that in the event it shall receive, for any reason, payment with respect to goods sold by Buyer it shall promptly remit to Buyer, in the form received by it, any such payment or proceeds. Buyer agrees that in the event it shall receive, for any reason, payment with respect to goods sold by Seller it shall promptly remit to Seller, in the form received by it, any such payment or proceeds.

     SECTION 16. Miscellaneous.


     A. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement will be binding upon, and inure to the benefit of, the parties hereto and their successors and permitted assigns.

     B. Notices. Any notices or other communications required or permitted hereunder must be in writing and will be deemed sufficiently given only if delivered in person or sent by certified or registered mail, return receipt requested, postage prepaid to the parties at the respective addressed set forth below:

                                    (a)If to Purchaser to:

                                              Sabatier USA, LLC
                                              3368 Fairfield Avenue
                                              Bridgeport, Connecticut  06605


                                              With a copy to:

                                              Kenneth R. Wolff, Esq.
                                              3 Manhattanville Road
                                              Purchase, New York  10577


                                    (b)       If to Seller:

                                              Cuisine de France Limited
                                              c/o Swiss Army Brands, Inc.
                                              One Research Drive
                                              Shelton Connecticut  06484


                                    (c) If to Robert Candler:

                                              118 Dickinson Drive
                                              Shelton, Connecticut  06484


                                    (d)       If to Robert P. Wolff:

                                              344 Main Street
                                              Mt. Kisko, New York  10546

     Any Party by written notice to the other may change the address to which notices shall be directed.

     C. Entire Agreement. This Agreement constitutes the entire understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether oral or written, relating to the subject matter hereof. The terms of this Agreement cannot be changed, released or discharged orally.

     D. Waiver. Any term or condition of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument executed by a duly authorized officer of such party. No delay or failure on the part of any party in exercising any rights hereunder, and no partial or single exercise thereof, will constitute a waiver of such rights or of any other rights hereunder.

     E. Third Party Rights. Nothing in this Agreement will be construed as giving any person, firm, corporation or other entity, other than the parties hereto, their successors and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

     F. Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Connecticut applicable to contracts made and to be performed entirely within such state.

     G.  Counterparts.   This  Agreement  may  be  executed  in  any  number  of
counterparts, each of which so executed will be deemed to be an original; such counterparts will together constitute but one agreement.

     H. Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.
                                                  CUISINE DE FRANCE LIMITED




                                                  By /s/ Robert Topazio

                                                  SABATIER USA, INC.



                                                  By /s/ Robert Candler



                                                 /s/ Robert Candler
                                                  Robert Candler, as guarantor

                                                 /s/ Robert P. Wolff
                                                  Robert P. Wolff, as guarantor




                                                   Schedule 1(a)



                                                     Inventory



                                                   Schedule 1(b)



                                                     Contracts


     1. License Agreement dated January 1, 1993 between Coutel Inov and Cuisine de France Limited.

     2. License Agreement dated July 1, 1993 between Coutel Inov and Cuisine de France Limited.

     3. Agreement and Assignment dated March 7, 1994 between Marc Harrison and Cuisine de France Limited.



                                  Schedule 1(c)


                                 Tooling Rights


                 [describe rights to tooling to be transferred]

                                  Schedule 2(c)


                          Allocation of Purchase Price




                  Trade Show Booth         $ 15,000

                  Goodwill                 $ 20,000

                  Inventory              Remainder of
                                         Purchase Price